                                                                    EXHIBIT 12.1

HEXCEL CORPORATION
COMPUTATION OF RATIO OF EARNINGS
 TO FIXED CHARGES
(DOLLARS IN MILLIONS)

                                                                    FOR THE YEAR ENDED DECEMBER, 31
                                                    -----------------------------------------------------------------
                                                         2001         2000          1999         1998         1997
                                                       ---------     --------     ---------    ---------    ---------
Income (loss) before Taxes, Equity in Earnings,
 and Extraordinary Loss                              $ (381.0)     $  75.0        $ (5.0)     $  78.3       $ 50.7

Interest Expense, Including Amortization of Debt
 Issuance Costs                                          64.8         68.7          73.9         38.7         25.8

Interest Portion of Rentals (1)                           1.8          2.3           3.1          1.6          1.5
                                                      ---------     --------       -------     --------      -------

EARNINGS BEFORE PROVISION FOR
 TAXES AND FIXED CHARGES                             $ (314.4)     $ 146.0     $    72.0      $ 118.6       $ 78.0
                                                      =========     ========       =======     ========      =======

Interest Expense, Including Amortization of Debt
 Issuance Costs                                      $   64.8      $  68.7     $    73.9      $  38.7       $ 25.8

Interest Portion of Rentals (1)                           1.8          2.3           3.1          1.6          1.5
                                                      ---------     --------       -------     --------      -------

                          TOTAL FIXED CHARGES       $    66.6      $  71.0     $    77.0      $  40.3       $ 27.3
                                                      =========     ========     =========     ========      =======

RATIO OF EARNINGS TO FIXED CHARGES (2)                     N/A         2.1           N/A          2.9          2.9
                                                      =========     ========     =========    =========      =======

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(1) Calculated as one third of rentals, which is a reasonable approximation of the interest factor.

(2) Earnings are inadequate to cover fixed charges for 2001 and 1999. The deficiency in earnings for the years ended December 31, 2001 and December 31, 1999 is $(381.0) and $(5.0), respectively.